EXHIBIT (E)(4)
AMENDMENT TO SCHEDULE A OF
DISTRIBUTION AGREEMENT
     This Schedule A, amended and restated as of October 25, 2006, replaces the Schedule A of the Distribution Agreement dated January 28, 2000, as amended from time to time, between Atlantic Whitehall Funds Trust and PFPC Distributors Inc.
Schedule A
List of Portfolios
Atlantic Whitehall Growth Fund
Atlantic Whitehall International Fund
Atlantic Whitehall Mid-Cap Growth Fund
Atlantic Whitehall Multi-Cap Global Value Fund
Atlantic Whitehall Equity Income Fund

ATLANTIC WHITEHALL FUNDS TRUST
By:	/s/ Robert Saccone
	Name:	Robert Saccone
	Title:	Vice President

PFPC DISTRIBUTORS, INC.
By:	/s/ Bruno Di Stefano
	Name:	Bruno Di Stefano
	Title:	Vice President